Exhibit (d)(4)
NON-DISCLOSURE AGREEMENT
     This Non-Disclosure Agreement (the “Agreement”), dated as of this 25th day of February, 2011, is by and between Arch Coal, Inc., a Delaware corporation (“Arch”), and International Coal Group, Inc., a Delaware corporation (“ICG”).
Recitals
     A. The parties desire to enter into discussions concerning a potential negotiated transaction (a “Transaction”), which discussions may involve the disclosure by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) of certain confidential or proprietary information relating to the Disclosing Party or the Transaction.
     B. The parties desire to set forth their respective rights and obligations with respect to the use, dissemination and protection of such confidential or proprietary information.
Agreements
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Confidential Information.
          a. All information, including without limitation all oral, written and electronic information, whether obtained prior to or subsequent to the date of this Agreement, concerning the Disclosing Party or its affiliates that has been or may be furnished to the Receiving Party by or on behalf of the Disclosing Party or any of its Representatives (as defined below), and all analysis, compilations, forecasts, studies, notes, other materials and portions thereof prepared by the Receiving Party or any of its Representatives, or otherwise on its behalf, that contain, reflect or are based, in whole or in part, on such information shall be deemed “Confidential Information.”
          b. “Confidential Information” shall not include information that:
          i. is already known to the Receiving Party at the time of disclosure, but only to the extent that, to the knowledge of Receiving Party, such information is not subject to a duty of confidentiality to the Disclosing Party or any other person;
          ii. was in the public domain at the time of disclosure or thereafter enters into the public domain through no breach of this Agreement by the Receiving Party or any of its Representatives;
          iii. becomes known to the Receiving Party from a source other than the Disclosing Party or Disclosing Party’s Representatives, which source, to the knowledge of Receiving Party, has no duty of confidentiality to Disclosing Party or any other person with respect to the information; or
          iv. is independently developed by the Receiving Party without reference to, reliance on or access to any of the Disclosing Party’s Confidential Information.

          c. As used herein, “Representatives” shall mean, as to any person, such person’s affiliates and its and their respective directors, officers, employees, agents, and advisors (including, without limitation, financial and legal advisors, consultants and accountants).
     2. Use, Dissemination and Protection of Confidential Information.
          a. In consideration of the disclosure of Confidential Information hereunder, each party shall keep in confidence the other party’s Confidential Information for a period of two years from the date of this Agreement. In furtherance of the foregoing, each party shall use the Confidential Information only for the purposes of assessing, negotiating and documenting Transaction and not for any other purpose. The Receiving Party shall exercise the same degree of care with respect to the Disclosing Party’s Confidential Information as the Receiving Party normally takes to safeguard and preserve its own proprietary information, provided that in no event shall the degree of care be less than a reasonable degree of care. Upon discovery of any prohibited use or disclosure by either the Receiving Party, any of its Representatives or otherwise, the Receiving Party shall immediately notify the Disclosing Party in writing and shall make its best efforts to prevent any further prohibited use or disclosure; however, such remedial action shall in no manner relieve Receiving Party’s obligations or liabilities for breach hereunder.
          b. Neither party may disclose the other party’s Confidential Information to any third party without the Disclosing Party’s prior written consent, provided, that each party may disclose Confidential Information to its Representatives who need to know such Confidential Information for the purpose of evaluating a Transaction on the Receiving Party’s behalf if prior to providing such Representatives with such Confidential Information the Receiving Party advises the Representatives of the confidential nature of the information so provided and of the terms of this Agreement, and such Representatives agree to maintain such Confidential Information in accordance with the terms of this Agreement and to otherwise observe the terms and conditions of this Agreement. The Receiving Party acknowledges that it will be responsible for any breach of this Agreement by its Representatives.
          c. In furtherance of this Agreement, without the prior written consent of the other party and except as otherwise provided herein, neither party nor any of its Representatives may disclose to any person (i) that Confidential Information has been requested by or furnished or made available to the Receiving Party or its Representatives, (ii) the fact that this Agreement exists, (iii) that either Arch or ICG is considering a Transaction, (iv) that investigations, discussions or negotiations are taking place concerning a Transaction or (v) any of the terms, conditions or other facts or information with respect to a Transaction or any other potential transaction involving Arch and ICG, including without limitation, the status or termination of this Agreement or any opinion or view with respect to the other party or the Confidential Information.
          d. In the event that either party determines not to proceed with a Transaction or at any time upon demand by the Disclosing Party, an authorized officer of the Receiving Party shall promptly, at the election of the Receiving Party, either return to the Disclosing Party or destroy, including without limitation permanently deleting such Confidential Information from all computer records, all Confidential Information in the Receiving Party’s possession or the possession of its Representatives which relates to the Transaction or such other business objective and shall certify to the Disclosing Party as to such return or destruction. Notwithstanding the foregoing, (a) the Receiving Party shall be entitled to retain any copies, extracts or other reproductions of the Confidential Information, in whole or in part, (i) to the extent necessary in order to comply with applicable legal and regulatory recordkeeping requirements or (ii) Confidential Information contained in materials submitted to the Receiving Party’s Board of Directors in accordance with the customary recordkeeping policies of the Receiving Party, and (b) the Receiving Party’s legal, accounting and tax Representatives may retain documents or records that contain or refer to Confidential Information for the sole purpose of, and only to the extent required for, compliance with any relevant professional standards, codes or insurance policies applicable to the particular Representative. Notwithstanding the return or destruction of Confidential Information, the Receiving Party will continue to be bound by the non-disclosure obligations contained in this Agreement.
     3. Disclosures Required by Law. In the event that the Receiving Party or any of its Representatives are required by applicable law, regulation or legal or judicial process, including without limitation by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, to disclose any Confidential Information, the Receiving Party will provide the Disclosing Party with prompt written notice of such requirement in order to enable the Disclosing Party to seek an appropriate protective order or other remedy, and the Receiving Party will consult and cooperate with the Disclosing Party to the extent permitted by law with respect to taking steps to resist or narrow the scope of such requirement or legal process. If a protective order or other remedy is not obtained, the terms of this letter agreement are not waived by the Disclosing Party and disclosure of Confidential Information is legally required, the Receiving Party or such of its Representatives will (a) disclose such information only to the extent required in the opinion of the Receiving Party’s counsel and (b) give notice to the Disclosing Party of the information to be disclosed as far in advance as is practicable. In any such event, the Receiving Party and its Representatives will use reasonable efforts to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.
     4. Material, Non-Public Information. The Receiving Party acknowledges that in its and its Representatives’ examination of the Confidential Information the Receiving Party and its Representatives will have access to material, non-public information, and that the Receiving Party is aware, and will advise its Representatives who are informed as to the matters that are the subject of this Agreement, that state and federal laws, including without limitation United States securities laws, impose restrictions on the dissemination of such information and trading in securities when in possession of such information.
     5. Disclaimer. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 5, THE PARTIES HEREBY DISCLAIM ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY AND ALL OF ITS CONFIDENTIAL INFORMATION, AND EACH PARTY AGREES THAT NEITHER THE DISCLOSING PARTY NOR ITS REPRESENTATIVES OR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE CONFIDENTIAL INFORMATION, INCLUDING, WITHOUT LIMITATION, ANY FORECASTS, PROJECTIONS OR OTHER FORWARD-LOOKING INFORMATION INCLUDED THEREIN, AND THAT NEITHER THE DISCLOSING PARTY NOR ITS REPRESENTATIVES OR ANY OTHER PERSON SHALL ASSUME ANY RESPONSIBILITY OR HAVE ANY LIABILITY TO THE RECEIVING PARTY OR ANY OF ITS REPRESENTATIVES RESULTING FROM THE SELECTION OR USE OF THE CONFIDENTIAL INFORMATION BY THE RECEIVING PARTY OR ITS REPRESENTATIVES. THE RECEIVING PARTY ACKNOWLEDGES THAT IT IS NOT ENTITLED TO RELY ON THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION AND THAT ONLY SUCH EXPRESS REPRESENTATIONS AND WARRANTIES REGARDING CONFIDENTIAL INFORMATION AS MAY BE MADE TO THE RECEIVING PARTY IN A DEFINITIVE WRITTEN AGREEMENT RELATING TO A TRANSACTION, IF ANY, SHALL HAVE ANY LEGAL EFFECT, SUBJECT TO THE TERMS AND CONDITIONS OF SUCH AGREEMENT. NOTWITHSTANDING THE FOREGOING, THE DISCLOSING PARTY HEREBY REPRESENTS AND WARRANTS THAT IT HAS THE AUTHORITY TO DISCLOSE THE CONFIDENTIAL INFORMATION.
     6. Term. This Agreement shall commence as of the date hereof and shall remain in effect for two years. Any obligations imposed on the parties by this Agreement that should by their terms survive the termination of this Agreement shall so survive.

     7. Miscellaneous.
          a. Each party acknowledges and agrees that no contract or agreement providing for a Transaction shall be deemed to exist, directly or indirectly, between the parties and their respective affiliates unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by Arch and ICG. Each party also agrees that unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by Arch and ICG, neither party, nor any affiliate thereof, will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement, except for the matters specifically provided herein, or otherwise or by virtue of any written or oral expression with respect to such a Transaction by either party’s Representatives. Nothing contained in this Agreement nor the furnishing of any Confidential Information hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property. Each party further acknowledges and agrees that the other party reserves the right, in its sole discretion, to reject any and all proposals made with respect to a Transaction, to terminate discussions and negotiations at any time, and to conduct any process for a Transaction as it shall, in its sole discretion, determine, including, without limitation, negotiating with any other interested party and entering into a definitive agreement without prior notice to the other party or any other person.
          b. The Receiving Party shall not, nor shall it permit or assist any of its Representatives to, alter or remove any confidentiality label, proprietary label, patent marking, copyright notice or other legend placed on Confidential Information, and shall maintain and place any such notices or legends on applicable Confidential Information or copies thereof as directed by the Disclosing Party. The rights and obligations set forth in this Agreement shall take precedence over any inconsistent specific legend contained on, or any statements made in connection with the disclosure of, any Confidential Information.
          c. The parties acknowledge that, due to the unique nature of the Confidential Information, the Disclosing Party’s remedies at law are inadequate and that the Disclosing Party will suffer irreparable harm in the event of breach or threatened breach of any provision of this Agreement. Accordingly, in such event, the Disclosing Party shall be entitled to seek injunctive relief without a requirement to post bond, as well as any and all other applicable remedies at law or in equity. The party that has breached or threatened to breach this Agreement will not raise the defense of an adequate remedy at law.
          d. This Agreement may be amended and any of its terms and conditions may be waived only by a written agreement signed by both parties. No provisions regarding the obligations of the parties with respect to Confidential Information set forth in any subsequent or contemporaneous agreement between the parties will take precedence over this Agreement unless (i) such provisions are specific to a particular business objective or other arrangement between the parties and (ii) either (A) such provisions are more stringent than those contained herein or (B) the subsequent agreement specifically refers to this Agreement and waives or amends the applicable provisions hereof.
          e. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term shall be deemed to be a continuing waiver of such condition or term or any other condition or term.
          f. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and permitted assigns of the parties. Neither this Agreement nor the obligations of either party hereunder shall be assignable or transferable by such party without the prior written consent of the other party. Any attempted assignment of this Agreement without such consent shall be null and void and shall have no effect.
          g. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.
          h. Any notice required to be given hereunder shall be in writing, sent to the corporate headquarters of the parties and made to the attention of the persons executing this Agreement. Such notice shall be deemed duly delivered on the date of hand-delivery or one day after deposit with an overnight courier with tracking capabilities, or five days after deposit in first class U.S. mail, postage prepaid, return receipt requested.
          i. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to its conflicts of law principles.
          j. No press release, advertisement, marketing materials or other releases for public consumption concerning or otherwise referring to the terms, conditions or existence of this Agreement shall be published by either party. Neither party shall promote or otherwise disclose the existence of the relationship between the parties evidenced by this Agreement or any other agreement between the parties for purposes of soliciting or procuring sales, clients, investors, financing or other business engagements.
          k. All contacts or inquiries by Arch to ICG, including requests or scheduling of site visits and due diligence visits, shall be made through Ben Hatfield, CEO of ICG, or Roger Nicholson, General Counsel of ICG, or those individuals expressly designated by either in writing.
          l. This Agreement constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof. All prior agreements, understandings and proposals, oral or written, between the parties with respect to the subject matter hereof are superseded by this Agreement.
          m. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. Electronic transmissions of executed copies of this Agreement shall be as effective as the delivery of originally executed copies of this Agreement.
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     IN WITNESS WHEREOF, this Non-Disclosure Agreement has been executed by the undersigned as of the day and year first above written.

ARCH COAL, INC.
By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	Senior Vice President — Law, General Counsel & Secretary

INTERNATIONAL COAL GROUP, INC.
By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Senior Vice President, Secretary and General Counsel